CA Technologies Reports Third Quarter 2011 Results

ISLANDIA, N.Y., Jan. 25, 2011 /PRNewswire/ --

  Revenue $1.165 Billion, Up 5 Percent in Constant Currency and Up 4 Percent as Reported
  GAAP EPS $0.39, Down 17 Percent in Constant Currency and Down 20 Percent as Reported
  Non-GAAP EPS $0.51, Up 11 Percent in Constant Currency and as Reported
  Raises Full Year Guidance for GAAP and non-GAAP EPS and Increases Revenue Outlook
  Announces Acquisition of Torokina Networks to Extend Reach in Communication Service Providers (CSP) Market

CA Technologies (Nasdaq: CA) today reported financial results for its third quarter ended Dec. 31, 2010.

FINANCIAL OVERVIEW
	Third Quarter FY11 vs. FY10
(in millions, except share data)	FY11	FY10	% Change	% Change CC**
Revenue	$1,165	$1,122	4%	5%
GAAP Income from Continuing Operations	$200	$256	(22%)	(19%)
Non-GAAP Income from Continuing Operations*	$260	$246	6%	7%
GAAP Diluted EPS from Continuing Operations	$0.39	$0.49	(20%)	(17%)
Non-GAAP Diluted EPS from Continuing Operations*	$0.51	$0.46	11%	11%
Cash Flow from Operations	$496	$342	45%	45%

*Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

EXECUTIVE COMMENTARY

"CA Technologies delivered another strong quarter thanks to continued focus on execution and a leading portfolio of solutions to manage and secure IT infrastructures from the mainframe to cloud computing environments," said Chief Executive Officer Bill McCracken.  "Over the past year, we have bolstered our product portfolio with the addition of new technologies from nine acquisitions and combined these acquired capabilities with our own development to provide customers with the solutions they need to help manage and secure their IT environments.  This is driving our growth and establishing the base for growth going forward.

"As we head into the last two months of the fiscal year, we feel very good about where we are both from a strategic standpoint and our ability to reach our financial objectives," McCracken continued.  "We continue to focus on accelerating new product sales, reaching new and emerging enterprise customers, penetrating growth geographies and leading the technology evolution – the evolution to virtualization and cloud computing.  Finally, the current portion of revenue backlog, which is a key measure for our performance going forward, is up 4 percent, which further demonstrates the strength of our business."

THIRD QUARTER REVENUE AND BOOKINGS

Total revenue growth in the third quarter can be attributed to increased sales of the Company's service assurance, virtualization management and service automation, Software as a Service products and service and education offerings. About 3 percentage points of the revenue growth in constant currency was driven by organic products and services, with the remaining 2 percentage points in constant currency coming from acquisitions including products from 3Tera, Inc., Arcot Systems and Nimsoft, Inc. On an as reported basis, this revenue growth was about evenly split.  About 60 percent of the Company's revenue came from North America, while 40 percent came from International operations.

  Revenue was $1.165 billion, up 5 percent in constant currency and 4 percent as reported.
  Total revenue backlog was $8.015 billion, up 2 percent in constant currency and up 1 percent as reported.  The current portion of revenue backlog was $3.592 billion, up 4 percent in both constant currency and as reported.
  North America revenue was $697 million, up 7 percent in both constant currency and as reported.
  International revenue was $468 million, up 1 percent in constant currency and down 1 percent as reported.
  Total bookings in the third quarter were $1.281 billion, down 5 percent in constant currency and down 6 percent as reported primarily due to a decrease in license and maintenance renewal bookings.  This decrease was partially offset by positive results for total new product and capacity sales for the quarter.
  The Company signed 15 license agreements with aggregate values greater than $10 million for a total of $456 million, compared to 16 agreements for a total of $514 million in the third quarter of fiscal year 2010.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.20 years, compared to 3.23 years in the prior year period.
  North America bookings were $766 million, up 7 percent in constant currency and up 8 percent as reported.
  International bookings were $515 million, down 19 percent in constant currency and 22 percent as reported.

THIRD QUARTER EXPENSES AND MARGIN

Year-over-year GAAP results:

  Operating expenses, before interest and income taxes, were $827 million, up 7 percent in constant currency and as reported.
  Operating income, before interest and income taxes, was $338 million, flat in constant currency and down 3 percent as reported.
  Operating margin was 29 percent, down 2 percentage points from the prior year period.

Expenses, operating income and operating margin for the third quarter primarily were affected by increased costs associated with acquisitions.

Year-over-year non-GAAP results, which exclude purchased software and intangibles amortization, pre-fiscal year 2010 restructuring costs and certain other gains and losses, which include recoveries and certain costs associated with derivative litigation matters, share-based compensation expense, and include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter:

  Operating expenses, before interest and income taxes, were $774 million, up 7 percent in constant currency and up 6 percent as reported.
  Operating income, before interest and income taxes, was $391 million, up 1 percent in constant currency and down 1 percent as reported.
  Operating margin was 34 percent, a decrease of 1 percentage point.

Non-GAAP results also primarily were affected by the increased cost associated with acquisitions.

In the third quarter, GAAP earnings per share were affected by a 39 percent tax rate, compared with a 22 percent GAAP tax rate in the third quarter of the previous year.  The current period GAAP tax rate was increased by unfavorable tax items and the prior period GAAP tax rate decreased by favorable tax items which are not expected to recur and that were unique to the respective periods.  Such tax items affect the company's non-GAAP tax rate more evenly across the quarterly periods of its fiscal year than its GAAP tax rate.  In the third quarter of fiscal 2011, non-GAAP EPS was positively affected by the year-over-year improvement in non-GAAP tax rate from 36 percent to 32 percent.

CASH FLOW FROM OPERATIONS

Cash flow from operations was $496 million compared to $342 million in the prior year. Third quarter cash flow was positively affected by a year-over-year increase of $78 million in upfront cash collections from single installment customer payments and an increase of $122 million  in collections of trade receivables. Cash flow was adversely affected by increased disbursements related to acquisitions and personnel costs.

CAPITAL STRUCTURE

  Cash, cash equivalents and marketable securities were $2.685 billion.
  With $1.555 billion in total debt outstanding, the Company's net cash position was $1.130 billion.
  The Company repurchased approximately 1.5 million shares of stock in the third quarter for a total of $35 million under the $500 million stock repurchase program authorized by the Board of Directors in May 2010.

QUARTER HIGHLIGHTS

During the third quarter the Company:

  Completed the acquisition of privately-held Arcot Systems, Inc. for about $200 million in an all-cash transaction.
  Announced the release of CA 3Tera® AppLogic®, the Company's new turnkey cloud computing platform.
  Announced the next-generation CA Automation Suite to help customers with their journey to a virtualized, dynamic cloud computing infrastructure.
  Completed the acquisition of privately-held Hyperformix, a leading provider of capacity management software for dynamic physical, virtual and cloud IT infrastructures. Terms of the transaction were not disclosed.
  Announced the availability of CA Mainframe Chorus, the next step in CA Technologies Mainframe 2.0 strategy to simplify mainframe management, and help the platform to continue to be an effective and integral part of evolving IT infrastructures.

ACQUISITION OF TOROKINA NETWORKS

The Company today announced the acquisition of privately-held Torokina Networks Pty Ltd, a Sydney, Australia, based provider of telecommunications management solutions to 2G, 3G, next generation networks (NGN) and VoIP service providers and network operators worldwide. CA Technologies and Torokina Networks previously worked together as partners and independent vendors.  Terms of the acquisition were not disclosed.  A separate news release has been issued and can be found here.

OUTLOOK FOR FISCAL YEAR 2011

Beginning in the first quarter of fiscal year 2011 the Company has excluded share-based compensation expense from its non-GAAP financial measures. The following guidance, which represents "forward-looking statements" (as defined below), takes into account the exclusion of share-based compensation expense from future non-GAAP results. To enable fiscal year 2011 guidance for non-GAAP earnings per share to be compared to fiscal year 2010 full year results, the Company provides full fiscal year 2010 results for non-GAAP earnings per share excluding stock-based compensation expense below.

The Company updated its outlook issued on Oct. 21, 2010.  It increased its revenue outlook, increased guidance for GAAP and non-GAAP earnings per share and reaffirmed its guidance for cash flow from operations. The Company also updated projected as reported numbers based on Dec. 31, 2010 exchange rates:

  Total revenue growth in a range of 4 percent to 5 percent in constant currency.  Previously, the range was 3 percent to 5 percent.  At Dec. 31, 2010 exchange rates, this translates to reported revenue of $4.48 billion to $4.55 billion;
  GAAP diluted earnings per share from continuing operations growth in constant currency increases to a range of 8 percent to 14 percent.  Previously, the range was 5 percent to 13 percent. At Dec. 31, 2010 exchange rates, this translates to diluted earnings per share of $1.57 to $1.67;
  Non-GAAP diluted earnings per share from continuing operations growth in constant currency increases to a range of 10 percent to 15 percent. Previously the range was 7 percent to 14 percent. At Dec. 31, 2010 exchange rates, this translates to non-GAAP diluted earnings per share of $1.88 to $1.98. Fiscal year 2010 non-GAAP diluted earnings per share was $1.74 excluding share-based compensation expense; and
  Cash flow from operations growth remains in a range of 2 percent to 7 percent in constant currency. At Dec. 31, 2010 exchange rates, this translates to cash flow from operations of $1.400 billion to $1.475 billion.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company expects its full-year GAAP and non-GAAP tax rate to be in a range of 32 percent to 33 percent. This lowers the previous guidance range of between 33 percent to 34 percent.

The Company anticipates approximately 504 million shares outstanding at fiscal year 2011 year-end and a weighted average diluted shares outstanding of approximately 508 million for the fiscal year. Guidance does not include the impact from any future stock repurchases.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company's website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited third quarter results. The webcast will be archived on the Company website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-857-6161. The international participant number is 1-719-325-4753.

(Logo: http://photos.prnewswire.com/prnh/20100516/NY05617LOGO)

About CA Technologies

CA Technologies (Nasdaq: CA) is an IT management software and solutions company with expertise across all IT environments – from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.

Follow CA Technologies

  Twitter
  Social Media Page
  Press Releases
  Podcasts

Non-GAAP Financial Measures  (Update)

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation,  pre-fiscal year 2010 restructuring and certain other gains and losses, which includes recoveries and certain costs associated with derivative litigation matters and includes the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the  period such items arise and the effective tax rate for non-GAAP income generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2010, which was the last day of our prior fiscal year.  Constant currency excludes the impacts from the Company's hedging program.  The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, increasing sales in new and emerging enterprises and markets, enabling the sales force to sell new products and Software-as-a-Service offerings and improving the Company's brand in the marketplace; global economic factors or political events beyond the Company's control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; failure to expand channel partner programs; the ability to adequately manage and evolve financial reporting and managerial systems and processes; the ability to successfully acquire technology and software that are consistent with our strategy and integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; the ability to retain and attract qualified key personnel; the ability to adapt to rapid technological and market changes; the ability of the Company's products to remain compatible with ever-changing operating environments; access to software licensed from third parties, third-party code and specifications for the development of code; use of software from open source code sources; discovery of errors in the Company's software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company's intellectual property rights and source code; fluctuations in the number, terms and duration of our license agreements as well as the timing of orders from customers and channel partners; reliance upon large transactions with customers; risks associated with sales to government customers; breaches of the Company's software products and the Company's and customers' data centers and IT environments; access to third-party microcode; third-party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2011 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Kelsey Doherty
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6844
	daniel.kaferle@ca.com	kelsey.doherty@ca.com

Table 1 CA Technologies Condensed Consolidated Statements of Operations (in millions, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenue	2010	2009	2010	2009
Subscription and maintenance revenue	$ 995	$ 995	$ 2,917	$ 2,905
Professional services	88	73	245	213
Software fees and other	82	54	204	115
Total revenue	1,165	1,122	3,366	3,233
Expenses
Costs of licensing and maintenance	82	73	233	211
Cost of professional services	77	66	223	191
Amortization of capitalized software costs	52	34	145	101
Selling and marketing	348	315	955	879
General and administrative	114	129	344	358
Product development and enhancements	110	117	363	348
Depreciation and amortization of other intangible assets	47	39	136	116
Other expenses (gains), net	5	(3)	9	11
Restructuring and other	(8)	2	(11)	4
Total expenses before interest and income taxes	827	772	2,397	2,219
Income from continuing operations before interest and income taxes	338	350	969	1,014
Interest expense, net	10	23	35	62
Income from continuing operations before income taxes	328	327	934	952
Income tax expense	128	71	289	283
INCOME FROM CONTINUING OPERATIONS	$ 200	$ 256	$ 645	$ 669
Income (loss) from discontinued operations, net of income taxes	-	1	(6)	1
NET INCOME	$ 200	$ 257	$ 639	$ 670

Basic income (loss) per share
Income from continuing operations	$ 0.39	$ 0.49	$ 1.26	$ 1.28
Loss from discontinued operations	-	-	(0.01)	-
Net Income	$ 0.39	$ 0.49	$ 1.25	$ 1.28
Basic weighted average shares used in computation	505	515	507	516

Diluted income (loss) per share
Income from continuing operations	$ 0.39	$ 0.49	$ 1.25	$ 1.27
Loss from discontinued operations	-	-	(0.01)	-
Net Income	$ 0.39	$ 0.49	$ 1.24	$ 1.27
Diluted weighted average shares used in computation	506	535	508	539

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

Table 2 CA Technologies Condensed Consolidated Balance Sheets (in millions) (unaudited)

	December 31,	March 31,
	2010	2010

Cash and cash equivalents	$ 2,518	$ 2,583
Marketable securities- current	59	-
Trade and installment accounts receivable, net	866	931
Deferred income taxes - current	194	360
Other current assets	159	116

Total current assets	3,796	3,990

Marketable securities - noncurrent	108	-
Installment accounts receivable, due after one year, net	-	46
Property and equipment, net	439	452
Goodwill	5,742	5,667
Capitalized software and other intangible assets, net	1,299	1,150
Deferred income taxes - noncurrent	309	355
Other noncurrent assets, net	198	178

Total assets	$ 11,891	$ 11,838

Current portion of long-term debt and loans payable	$ 16	$ 15
Deferred revenue (billed or collected) - current	2,342	2,555
Deferred income taxes - current	53	51
Other current liabilities	802	967

Total current liabilities	3,213	3,588

Long-term debt, net of current portion	1,539	1,530
Deferred income taxes - noncurrent	143	134
Deferred revenue (billed or collected) - noncurrent	995	1,068
Other noncurrent liabilities	536	535

Total liabilities	6,426	6,855

Common stock	59	59
Additional paid-in capital	3,598	3,657
Retained earnings	3,938	3,361
Accumulated other comprehensive loss	(79)	(130)
Treasury stock	(2,051)	(1,964)

Total stockholders’ equity	5,465	4,983

Total liabilities and stockholders’ equity	$ 11,891	$ 11,838

Table 3 CA Technologies Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)
	Three Months Ended
	December 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$ 200	$ 257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99	74
Provision for deferred income taxes	-	(16)
Share based compensation expense	21	22
Amortization of discount on convertible debt	-	9
Asset impairments and other non-cash activities	1	1
Foreign currency transaction gains	3	6
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade and installment accounts receivable, net	(167)	(177)
Increase in deferred revenue	209	51
Increase in taxes payable, net	142	110
Decrease in accounts payable, accrued expenses and other	(17)	(26)
Increase in accrued salaries, wages and commissions	20	42
Decrease in restructuring liabilities	(12)	(7)
Changes in other operating assets and liabilities	(3)	(4)
NET CASH PROVIDED BY OPERATING ACTIVITIES	496	342
INVESTING ACTIVITIES:
Acquisitions, primarily businesses, net of cash acquired,
and purchased software	(224)	(198)
Purchases of property and equipment	(26)	(15)
Cash proceeds from divestiture of assets	3	-
Capitalized software development costs	(43)	(46)
Purchases of marketable securities	(168)	-
Other investing activities	(1)	(1)
NET CASH USED IN INVESTING ACTIVITIES	(459)	(260)
FINANCING ACTIVITIES:
Dividends paid	(20)	(21)
Purchases of common stock	(33)	(45)
Debt repayments	(2)	(406)
Exercise of common stock options and other	3	4
NET CASH USED IN FINANCING ACTIVITIES	(52)	(468)
DECREASE IN CASH AND CASH EQUIVALENTS BEFORE
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(15)	(386)
Effect of exchange rate changes on cash	8	(15)
DECREASE IN CASH AND CASH EQUIVALENTS	(7)	(401)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,525	3,025
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 2,518	$ 2,624

Table 4 CA Technologies Constant Currency Summary (in millions) (unaudited)
	Three Months Ended December 31,
	2010	2009	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$ 1,281	$ 1,367	(6%)	(5%)

Revenue:
North America	$ 697	$ 650	7%	7%
International	468	472	(1%)	1%
Total revenue	$ 1,165	$ 1,122	4%	5%

Revenue:
Subscription and maintenance	$ 995	$ 995	0%	1%
Professional services	88	73	21%	23%
Software fees and other	82	54	52%	50%
Total revenue	$ 1,165	$ 1,122	4%	5%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$ 774	$ 728	6%	7%
Total GAAP	$ 827	$ 772	7%	7%

	Nine Months Ended December 31,
	2010	2009	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$ 3,049	$ 3,493	(13%)	(12%)

Revenue:
North America	$ 2,038	$ 1,899	7%	7%
International	1,328	1,334	0%	1%
Total revenue	$ 3,366	$ 3,233	4%	4%

Revenue:
Subscription and maintenance	$ 2,917	$ 2,905	0%	1%
Professional services	245	213	15%	16%
Software fees and other	204	115	77%	74%
Total revenue	$ 3,366	$ 3,233	4%	4%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$ 2,219	$ 2,059	8%	8%
Total GAAP	$ 2,397	$ 2,219	8%	8%

(1)  Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2010, which was the last day of fiscal year 2010.  Constant currency excludes the impacts from the Company's hedging program.

(2)  Refer to Table 6 for a reconciliation of total expenses before interest and income taxes on a GAAP basis to total expenses before interest and income taxes on a non-GAAP basis.

    Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

    Certain non-material differences may arise versus actual from impact of rounding.

Table 5 CA Technologies Reconciliation of GAAP to non-GAAP Income from Continuing Operations (in millions, except per share amounts) (unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	GAAP	Non-GAAP Adjustments	Non-GAAP	GAAP	Non-GAAP Adjustments	Non-GAAP

Total revenue	1,165	-	1,165	1,122	-	1,122
Expenses
Costs of licensing and maintenance(1)	82	1	81	73	-	73
Cost of professional services(1)	77	1	76	66	1	65
Amortization of capitalized software costs(2)	52	23	29	34	13	21
Selling and marketing(1)	348	8	340	315	8	307
General and administrative(1)	114	7	107	129	7	122
Product development and enhancements(1)	110	4	106	117	6	111
Depreciation and amortization of other intangible assets(3)	47	18	29	39	13	26
Other expenses (gains), net (4)	5	-	5	(3)	(6)	3
Restructuring and other (5)	(8)	(9)	1	2	2	-
Total expenses before interest and income taxes	827	53	774	772	44	728
Income from continuing operations before interest and income taxes	338	(53)	391	350	(44)	394

Operating Margin (% of revenue)	29%		34%	31%		35%

Interest expense, net	10	-	10	23	-	23
Interest on dilutive convertible bonds(6)	-	-	-	-	11	(11)
Income from continuing operations before income taxes	328	(53)	381	327	(55)	382
Income tax expense(7)(8)	128	7	121	71	(65)	136
INCOME FROM CONTINUING OPERATIONS(6)	200	(60)	260	256	10	246

Diluted income (loss) per share
Income from continuing operations(7)(8)(9)	$ 0.39	$ 0.12	$ 0.51	$ 0.49	$ (0.03)	$ 0.46
Diluted weighted average shares used in computation(9)	506		506	535		535

	Nine Months Ended			Nine Months Ended
	December 31, 2010			December 31, 2009
	GAAP	Non-GAAP Adjustments	Non-GAAP	GAAP	Non-GAAP Adjustments	Non-GAAP

Total revenue	3,366	-	3,366	3,233	-	3,233
Expenses
Costs of licensing and maintenance(1)	233	3	230	211	2	209
Cost of professional services(1)	223	3	220	191	2	189
Amortization of capitalized software costs(2)	145	67	78	101	39	62
Selling and marketing(1)	955	23	932	879	25	854
General and administrative(1)	344	17	327	358	29	329
Product development and enhancements(1)	363	15	348	348	17	331
Depreciation and amortization of other intangible assets(3)	136	51	85	116	39	77
Other expenses (gains), net (4)	9	7	2	11	3	8
Restructuring and other (5)	(11)	(8)	(3)	4	4	-
Total expenses before interest and income taxes	2,397	178	2,219	2,219	160	2,059
Income from continuing operations before interest and income taxes	969	(178)	1,147	1,014	(160)	1,174

Operating Margin (% of revenue)	29%		34%	31%		36%

Interest expense, net	35	-	35	62	-	62
Interest on dilutive convertible bonds(6)	-	-	-	-	35	(35)
Income from continuing operations before income taxes	934	(178)	1,112	952	(195)	1,147
Income tax expense(7)(8)	289	(77)	366	283	(124)	407
INCOME FROM CONTINUING OPERATIONS(6)	645	(101)	746	669	(71)	740

Diluted income (loss) per share
Income from continuing operations(7)(8)(9)	$ 1.25	$ 0.20	$ 1.45	$ 1.27	$ 0.09	$ 1.36
Diluted weighted average shares used in computation(9)	508		508	539		539

(1)  Non-GAAP adjustment consists of Share-based Compensation

(2)  Non-GAAP adjustment consists of Purchased Software Amortization

(3)  Non-GAAP adjustment consists of Intangibles Amortization

(4)  Consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(5)  Non-GAAP adjustment excludes $3 of benefit related to the Fiscal 2010 restructuring plan for the nine months ended December 31, 2010 and includes $9M net gain from one-time stockholder derivative litigation settlements during the three months ended December 31, 2010.

(6)  Non-GAAP income from continuing operations and the number of shares used in the computation of non-GAAP diluted EPS from continuing operations have been adjusted to reflect the dilutive impact of the Company’s 1.625% Convertible Senior Notes and stock awards outstanding for the three and nine months ended December 31, 2009.

(7)  The effective tax rate on non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of non-GAAP income from continuing operations before income taxes.  Such tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(8)  Includes an income tax benefit related to share based compensation of $7M and $20M for the three and nine months ended December 31, 2010, respectively, and $8M and $26M for the three and nine months ended December 31, 2009, respectively.

(9)  The calculation of the non-GAAP diluted EPS from continuing operations includes certain adjustments required by ASC 260-10-45 which treats certain stock awards as participating securities for the computation of earnings per share.  As a result, non-GAAP diluted EPS from continuing operations may not equal the non-GAAP income from continuing operations divided by the diluted weighted average shares.

    Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

    Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

    Certain non-material differences may arise versus actual from impact of rounding.

Table 6 CA Technologies Reconciliation of GAAP to Non-GAAP Operating Expenses and Diluted Earnings per Share (in millions, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Operating Expenses	2010	2009	2010	2009

Total expenses before interest and income taxes	$ 827	$ 772	$ 2,397	$ 2,219

Non-GAAP operating adjustments:
Purchased software amortization	23	13	67	39
Intangibles amortization	18	13	51	39
Share-based compensation	21	22	61	75
Restructuring and other	(9)	2	(8)	4
Hedging (gains)/losses, net (1)	-	(6)	7	3
Total non-GAAP operating adjustments	53	44	178	160

Total non-GAAP operating expenses	$ 774	$ 728	$ 2,219	$ 2,059

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Diluted EPS from Continuing Operations	2010	2009	2010	2009

GAAP diluted EPS from continuing operations	$ 0.39	$ 0.49	$ 1.25	$ 1.27

Non-GAAP adjustments, net of taxes
Purchased software and intangibles amortization	0.05	0.03	0.15	0.09
Share-based compensation	0.03	0.03	0.08	0.09
Restructuring and other	(0.01)	-	(0.01)	-
Hedging (gains)/losses, net (1)	-	(0.01)	0.01	(0.01)
Non-GAAP effective tax rate adjustments (2)	0.05	(0.08)	(0.03)	(0.08)

Non-GAAP diluted EPS from continuing operations	$ 0.51	$ 0.46	$ 1.45	$ 1.36

(1)  Consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(2)  The effective tax rate on non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of non-GAAP income from continuing operations before income taxes.  Such tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

    Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

    Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

    Certain non-material differences may arise versus actual from impact of rounding.

Table 7 CA Technologies Effective Tax Rate Reconciliation GAAP and Non-GAAP (in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2010		December 31, 2010
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before income taxes (1)	$ 328	$ 381	$ 934	$ 1,112

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	115	133	327	389

Adjustments for discrete and permanent items (2)	13	(12)	(38)	(23)

Total tax expense	$ 128	$ 121	$ 289	$ 366

Effective tax rate (3)	39.0%	31.7%	30.9%	32.9%

	Three Months Ended		Nine Months Ended
	December 31, 2009		December 31, 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before income taxes (1)	$ 327	$ 382	$ 952	$ 1,147

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	114	134	333	401

Adjustments for discrete and permanent items (2)	(43)	2	(50)	6

Total tax expense	$ 71	$ 136	$ 283	$ 407

Effective tax rate (3)	21.7%	35.6%	29.7%	35.5%

(1)  Refer to Table 5 for a reconciliation of income from continuing operations before income taxes on a GAAP basis to income from continuing operations before income taxes on a non-GAAP basis.

(2)  The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)  The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively.  Such tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

    Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

    Certain non-material differences may arise versus actual from impact of rounding.

Table 8 CA Technologies Reconciliation of GAAP Earnings per Share to Non-GAAP Earnings per Share (unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2011

Projected GAAP Diluted EPS From Continuing Operations Range	$ 1.57	to	$ 1.67

Non-GAAP Adjustments, Net of Taxes:
Purchased Software and Intangibles Amortization	0.21		0.21
Share-based Compensation	0.11		0.11
Restructuring and Other	(0.01)		(0.01)
Non-GAAP Projected Diluted EPS From Continuing Operations Range	$ 1.88	to	$ 1.98

	Fiscal Year Ended
Diluted EPS from Continuing Operations	March 31, 2010

GAAP diluted EPS from continuing operations	$ 1.47

Non-GAAP adjustments, net of taxes
Purchased software and intangibles amortization	0.14
Share-based compensation	0.13

Non-GAAP diluted EPS from continuing operations	$ 1.74

 Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

 Certain balances have been revised to reflect the discontinued operations associated with the sale of the Information Governance business.

 Certain non-material differences may arise versus actual from impact of rounding.

Table 9 CA Technologies Allocation of Share-based Compensation (in millions) (unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Costs of licensing and maintenance	$ 1	$ -	$ 3	$ 2
Costs of professional services	1	1	3	2
Selling and marketing	8	8	23	25
General and administrative	7	7	17	29
Product development and enhancements	4	6	15	17
Share-based compensation expense before tax	21	22	61	75
Income tax benefit	(7)	(8)	(20)	(26)
Net share-based compensation expense	$ 14	$ 14	$ 41	$ 49

Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:  Dan Kaferle, Public Relations, +1-631-342-2111, daniel.kaferle@ca.com, or Kelsey Doherty, Investor Relations, +1-212-415-6844, kelsey.doherty@ca.com